Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers’ Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.30029520-8

Publicly-Held Company

NOTICE TO THE MARKET

Oi S.A. – In Judicial Reorganization (“Oi” or  the “Company”), pursuant to Article 12 of CVM Instruction No. 358/02, hereby informs that on this date received a mail from Bratel B.V. and Bratel S.À R.L, including the following information:

“To

Oi S.A. – Under Judicial Reorganization

Att.: RICARDO MALAVAZI MARTINS – Investor Relations Officer

Rua Humberto de Campos, 425, 8º andar, Leblon

Rio de Janeiro, RJ

Re.:               Disclosure of Material Equity Interest

Dear Sir/Madam,

1.                As a good governance practice we, hereby, inform that, due to the corporate reorganization aiming at concentrating the operations in Luxemburg, the total of the 183,662,204 common shares issued by Oi S.A. - Under Judicial Reorganization (the “Company”), representing approximately 22.24% of the total capital of the Company, held by Bratel B.V., a company with headquarters in the city of Amsterdam, The Netherlands, at Naritaweg 185, 1043 BW, with Corporate Taxpayers’ ID (CNPJ/MF) No. 12.776.550/0001-86 (the “Bratel BV” and the “Shares”) respectively), hereby represented by its attorney-in-fact, Bernardo Rhodes Sérgio Amado, with Individual Taxpayers’ ID No. 235.224.088-37, shall be held by Bratel S.à r.l., a company fully controlled by Bratel BV, with headquarters at 69 Boulevard de la Pétrusse, 2320, Luxembourg, with Corporate Taxpayer’s ID (CNPJ/MF) No. 28.348.452/0001-88 (“Bratel Sarl”), hereby represented by its attorney-in-fact, Bernardo Rhodes Sérgio Amado, identified above (“Corporate Reorganization”).

2.                Additionally, we inform that: (i) on this date, the transfer to Bratel Sarl of 128,213,478 shares was effected, representing approximately 15.53% of the total capital of the Company, within the scope of the Corporate Reorganization; and (ii) the transfer of the remainder 55,448,726 shares, representing approximately 6.71% of the total capital of the Company, shall be concluded within the following days, and therefore Bratel Sarl currently holds the total of shares, that is, 183,662,204 common shares of the Company, representing approximately 22.24% of the total capital of the Company.

3.                Therefore, considering that Bratel BV holds the total of shares of the capital of Bratel Sarl, as referred to in item 1 above, Bratel BV is now an indirect shareholder of Oi S.A., indirectly holding, 183,662,204 common shares issued by the Company, representing approximately 22.24% of the total capital of the Company.

4.                The equity interest of Bratel Sarl in the Company is held for investment purposes, and currently there are no plans or intention to change the configuration of the equity control or the administrative structure of the Company.

5.                Finally, Bratel BV and Bratel Sarl shall keep the Company informed of the conclusion of the transfer of the remainder of the Shares within the scope of the Corporate Reorganization.

                          This is the content of the information

Sincerely,

Bratel S.à r.l.                       Bratel B.V.”

Rio de Janeiro, September 15, 2017.

Oi S.A. – In Judicial Reorganization

Ricardo Malavazi Martins

Financial and Investor Relations Officer